UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   LEONE, MICHAEL
   660 Hembree Parkway, Suite 106
   Roswell, GA  30076
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   01/21/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   FIRST HORIZON PHARMACEUTICAL CORPORATION
   FHRX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President of Sales
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |125.81                |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Non-qualified Stock Opti|(1)      |6-9-10   |Common Stock           |16,875   |$7.13     |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-qualified Stock Opti|(1)      |9-8-10   |Common Stock           |15,000   |$12.00    |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-qualified Stock Opti|(1)      |1-22-11  |Common Stock           |7,500    |$14.96    |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-qualified Stock Opti|(1)      |5-25-11  |Common Stock           |11,250   |$18.92    |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-qualified Stock Opti|(1)      |11-12-11 |Common Stock           |30,000   |$24.13    |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-qualified Stock Opti|(1)      |1-21-12  |Common Stock           |5,000    |$29.15    |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) The option vests in four equal annual installments beginning on the first anniversary of the grant date.
SIGNATURE OF REPORTING PERSON
/s/ Michael Leone
DATE
02/05/2002